Exhibit 99.6

CONSENT OF TRUSTEE

The undersigned hereby consents, in accordance with Rule 438 under the Securities Act of 1933, as amended, to be named as a prospective trustee of PennyMac Mortgage Investment Trust in the registration statement on Form S-11, and any amendments thereto, to be filed by PennyMac Mortgage Investment Trust.

By:	/s/ Stacey D. Stewart
Stacey D. Stewart

July 9, 2009